                                                                  EXHIBIT 10.1

                         CHANGE OF CONTROL AGREEMENT

         This Change of Control Agreement ("Agreement") is entered into on November 1, 2000 by and between Timothy Champion, an individual (the "Executive"), and MagneTek, Inc., a Delaware corporation (the "Company").

                                  RECITALS

         WHEREAS, the Board of Directors of the Company (the "Board") recognizes that the possibility of a Change of Control (as hereinafter defined) exists and that the threat or the occurrence of a Change of Control can result in significant distractions of its key management personnel because of the uncertainties inherent in such a situation;

         WHEREAS, the Board has determined that it is essential and in the best interest of the Company and its stockholders to retain the services of the Executive in the event of a threat or occurrence of a Change of Control and to ensure the Executive's continued dedication and efforts in such event without undue concern for personal financial and employment security; and

         WHEREAS, in order to induce the Executive to remain in the employ of the Company, particularly in the event of a threat or the occurrence of a Change of Control, the Company desires to enter into this Agreement with the Executive to provide the Executive with certain benefits in the event his or her employment is terminated as a result of, or in connection with, a Change of Control.

                                  AGREEMENT

         NOW THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties do hereby agree as follows:

         1. TERM OF AGREEMENT. This Agreement shall commence as of the date hereof and shall continue in effect until November 1, 2002; PROVIDED, HOWEVER, that on November 1, 2002 and on each anniversary thereof, the term of this Agreement shall automatically be extended for one year unless either the Company or the Executive shall have given written notice to the other prior thereto that the term of this Agreement shall not be so extended; PROVIDED, FURTHER, however, that notwithstanding any such notice by the Company or the Executive not to extend, the term of this Agreement shall not expire prior to the second anniversary of a Change of Control Date. The benefits payable pursuant to Section 2 hereof shall be due in all events if a Change of Control occurs during the term of this Agreement, and a Change of Control will be deemed to have occurred during the term hereof if an agreement for a transaction resulting in a Change of Control is entered into during the term hereof, notwithstanding that the Change of Control Date occurs after the expiration of the term of this Agreement.

         2. BENEFITS UPON CHANGE OF CONTROL.

            (a) EVENTS GIVING RISE TO BENEFITS. The Company agrees to pay or cause to be paid to the Executive the benefits specified in this Section 2 if (i) there is a Change of Control, and (ii) within the Change of Control Period, (a) the Company or the Successor terminates the employment of the Executive for any reason other than Cause, death or Disability or (b) the Executive voluntarily terminates employment for Good Reason.

            (b) BENEFITS UPON TERMINATION OF EMPLOYMENT. If the Executive is entitled to benefits pursuant to this Section 2, the Company agrees to pay or provide to the Executive as severance payment, the following:

                 (i) A single lump sum payment, payable in cash within five days of the Termination Date (or if later, the Change of Control Date), equal to the sum of:

                      (A) the accrued portion of any of the Executive's unpaid base salary and vacation through the Termination Date and any unpaid portion of the Executive's bonus for the prior fiscal year; plus

                      (B) a portion of the Executive's bonus for the fiscal year in progress, prorated based upon the number of days elapsed since the commencement of the fiscal year and calculated assuming that 100% of the target under the bonus plan is achieved; plus

                      (C) an amount equal to the Executive's Base
Compensation times the Compensation Multiplier.

                 (ii) Continuation, on the same basis as if the Executive continued to be employed by the Company, of Benefits for the Benefit Period commencing on the Termination Date. The Company's obligation hereunder with respect to the foregoing Benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce the coverage of any Benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Executive than the Benefits required to be provided hereunder.

                 (iii) Outplacement services to be provided by an outplacement organization of national repute, which shall include the provision of office space and equipment (including telephone and personal computer) but in no event shall the Company be required to provide such services for a value exceeding 17% of the Executive's Base Compensation.

                 (iv) Accelerated vesting of all outstanding stock options and of all previously granted restricted stock awards.

                 (v) If the Change of Control Date occurs within 24 months of the date hereof, the Company will bear the following out-of-pocket expenses in connection with the Executive's relocation from the Los Angeles area to the Philadelphia area:

                      (A) Acquisition of the Los Angeles area home at fair market value plus closing costs.

                      (B) Closing costs on purchase of the Philadelphia area home.

                      (C)  Cost of moving household goods.

         In such event the Executive is likewise entitled to a cost of living allowance in respect of his family's housing and transportation expenses incurred in connection with his family's temporary living arrangements prior to such move to the Philadelphia area for a period not to exceed three months, and two househunting trips. All out-of-pocket expenses for which the Executive is entitled to reimbursement under this Section 2(v) shall be documented in accordance with the Company's expense reimbursement policies.

         3. DEFINITIONS. When used in this Agreement, the following terms have the meanings set forth below:

             "BASE COMPENSATION" means the sum of (i) the Executive's annual salary in effect on the earlier of the Change of Control Date and the Termination Date and (ii) 100% of the target under the bonus plan for the fiscal year during which the Change of Control Date occurs.

             "BENEFITS" means benefits that would be available under the Company's Medical Plan, Dental Plan, Senior Executive Medical Reimbursement Plan, Life Insurance and Disability Insurance Plans and any similar health and welfare plan of the Company.

             "BENEFIT PERIOD" means 18 months.

             "CAUSE" means: (A) conviction of a felony or misdemeanor involving moral turpitude, or (B) willful gross neglect or willful gross misconduct in carrying out the Executive's duties, resulting in material economic harm to the Company or any Successor.

             "CHANGE OF CONTROL" means (i) any event described in Section
11.2 of the 1999 Stock Incentive Plan of the Company or any event so defined in any stock incentive or similar plan adopted by the Company in the future unless, in either case, such event occurs in connection with a Distress Sale and (ii) any event which results in the Board ceasing to have at least a majority of its members be "continuing directors." For this purpose, a "continuing director" shall mean a director of the Company who held such position on June 1, 2000 or who thereafter was appointed or nominated to the Board by a majority of continuing directors.

             "CHANGE OF CONTROL DATE" means the date on which a Change of Control is consummated.

             "CHANGE OF CONTROL PERIOD" means the period commencing on the earlier of (i) 180 days prior to the Change of Control Date and (ii) the announcement of a transaction expected to result in a Change of Control, and ending on the second anniversary of the Change of Control Date.

             "CODE" means the Internal Revenue Code of 1986, as amended. References herein to a specific section of the Code shall be deemed to include comparable or analogous provisions of state, local and foreign law.

             "COMPENSATION MULTIPLIER" means 1.5.

             "DISABILITY" means the inability of the Executive due to illness (mental or physical), accident, or otherwise, to perform his or her duties for any period of 180 consecutive days, as determined by a qualified physician.

             "DISTRESS SALE" means a Change of Control occurring within 18 months of any of the following: (i) the Company's independent public accountants shall have made a "going concern" qualification in their audit report (other than by reason of extraordinary occurrences, such as material litigation, not attributable to poor management practices); (ii) the Company shall lack sufficient capital for its operations by reason of termination of its existing credit lines or the Company's inability to secure credit facilities upon acceptable terms; or (iii) the Company shall have voluntarily sought relief under, consented to or acquiesced in the benefit of application to it of the Bankruptcy Code of the United States of America or any other liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments or similar laws, or shall have been the subject of proceedings under such laws (unless the applicable involuntary petition is dismissed within 60 days after its filing).

             "GOOD REASON" means (A) without the Executive's prior written consent, assignment to the Executive of duties materially inconsistent in any respect with his or her position immediately prior to the Change of Control Date or any other action by a Successor that results in a material diminution in the Executive's position, authority, duties, responsibilities, annual base salary or target bonus when compared with the same immediately prior to the Change of Control Date; or (B) assignment of the Executive, without his or her prior written consent, to a place of business that is not within the metropolitan area of the Executive's current place of business.

             "STAY AND PAY AGREEMENT" means a "stay and pay" or retention agreement entered into in contemplation of a sale by the Company of a division or business unit.

             "SUCCESSOR" means any acquiror of all or substantially all of the stock, assets or business of the Company.

             "TERMINATION DATE" means the last day of the Executive's employment.

         4.  ELIGIBILITY; EFFECT ON OTHER AGREEMENTS AND PLANS.

             (a) In the event the Executive is also a party to a Stay and Pay Agreement or severance agreement and becomes entitled to any payment thereunder, this Agreement shall be null and void and the Executive shall not be entitled to any payment or benefit hereunder. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

             (b) PLAN AMENDMENTS. The Company shall adopt such amendments to its employee benefit plans and insurance policies, including, without limitation, the Plans, as are necessary to effectuate the provisions of this Agreement. If and to the extent any benefits under Section 2 are not paid or payable or otherwise provided to the Executive or his or her dependents or beneficiaries under any such plan or policy (whether due to the terms of the plan or policy, the termination thereof, applicable law, or otherwise), then the Company itself shall pay or provide for such benefits (including any gross-up needed to account for the less favorable tax treatment if the payments are made from the Company and not from the Plans or other employee benefit plans).

         5.  GOLDEN PARACHUTE TAX.

             (a) If the Value (as hereinafter defined) attributable to the payments and benefits provided in Section 2 above, without regard to this
Section 5 ("Agreement Payments"), in combination with the Value attributable to other payments or benefits in the nature of compensation to or for the benefit of Executive (including but not limited to the value attributable to accelerated vesting of options and, collectively with Agreement Payments, "Payments") would, but for this Section 5, constitute an "excess parachute payment" under Code Section 280G, then Agreement Payments will be made to the Executive under Section 2 hereof only to the extent provided in this Section
5. If (i) the excess of the Value of all Payments over the sum of all taxes (including but not limited to income and excise taxes under Code Section
4999) that would be payable by the Executive with respect to such Payments, is equal to or greater than 110% of (ii) the excess of the greatest Value of all such Payments that could be paid to or for the benefit of the Executive and not result in an "excess parachute payment" (the "Cap"), over the amount of taxes that would be payable by Executive thereon, then the full amount of Agreement Payments shall be paid to the Executive. Otherwise, Agreement Payments shall be made only to the extent that such payments cause the Value of all Payments to equal the Cap.

             (b) For purposes of this Section 5, the Company and the Executive hereby irrevocably appoint the persons who constituted the Compensation Committee of the Board immediately prior to the Change of Control, or a three person panel named by a majority of them, as arbitrators (the "Arbitrators") to make all determinations required under this Section 5, including but not limited to the Value of all Payments (and the components thereof) and the amount and nature of any reduction of Agreement Payments required by this Section 5. For purposes of this Section 5, "Value" shall mean value as determined by the Arbitrators applying the valuation procedures and methodologies established pursuant to Code Section 280G, including any non-binding interpretive guidance as the Arbitrators determine appropriate. The determinations of the Arbitrators shall be final and binding on both the Company and Executive, and their successors, assignees, heirs and beneficiaries, for purposes of determining the amount payable under Section
2. All fees and expenses of the Arbitrators (including attorneys' and accountants' fees) shall be borne by the Company. The arbitrators will be compensated, to the extent they are not then members of the Board's Compensation Committee, at the rates at which they would have been compensated for their work as Committee members in effect immediately prior to the Change of Control Date.

         6. EMPLOYMENT AT-WILL. Notwithstanding anything to the contrary contained herein, the Executive's employment with the Company is not for any specified term and may be terminated by the Executive or by the Company at any time, for any reason, with or without cause, without liability except with respect to the payments provided hereunder or as required by law or any other contract or employee benefit plan.

         7. GENERAL.

            (a) ENTIRE AGREEMENT. This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral.

            (b) SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive and the Company, and their respective successors and assigns, except that the Executive may not assign any of his or her duties hereunder and he or she may not assign any of his or her rights hereunder without the prior written consent of the Company.

            (c) AMENDMENTS. No amendments or other modifications to this Agreement may be made except by a writing signed by both parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

            (d) NO AMOUNTS DUE. The Executive acknowledges that no payments or benefits whatsoever shall become due hereunder in the absence of a Change of Control.

            (e) NO MITIGATION OBLIGATION. The parties hereto expressly agree that the payment of the benefits by the Company to the Executive in accordance with the terms of this Agreement will be liquidated damages, and that the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise except as expressly provided in Sections 2(b)(ii) and 4(a).

            (f) CHANGES TO BENEFITS. In the event that, within 90 days of the execution of this Agreement, the Company enters into an agreement for a Change of Control in connection with a merger to be accounted for as a "pooling of interests," the Board will be entitled to modify or reduce the payments or benefits due hereunder, or to abrogate this Agreement entirely, if and to the extent that Ernst & Young opines to the Board such measures are necessary in order to ensure that the proposed merger will be accounted for as a "pooling of interests." The Board will have no such authority after such 90-day period and, in the event such merger does not eventuate or is ultimately not accounted for as a "pooling of interests," this Agreement, with or without any action by the Board or the Executive, shall be automatically reinstated.

            (g) CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Tennessee without giving effect to principles of conflicts of law.

            (h) ERISA. This Agreement is pursuant to the Company's severance plan for Executives (the "Plan") which is unfunded and maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The Plan constitutes an employee welfare benefit plan ("Welfare Plan") within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Any payments pursuant to this Agreement which could cause the Plan not to constitute a Welfare Plan shall be deemed instead to be made pursuant to a separate "employee pension benefit plan" within the meaning of Section 3(2) of ERISA as to which the applicable portions of the document constituting the Plan shall be deemed to be incorporated by reference. None of the benefits hereunder may be assigned in any way.

            (i) REPRESENTATION. The Executive acknowledges that neither Tina McKnight nor Gibson, Dunn & Crutcher LLP has represented the Executive in connection with this Agreement and that he or she has had the opportunity to consult with counsel before executing this Agreement.

            (j) MUTUAL NON-DISPARAGEMENT. The Company and subsidiaries agree, and the Company shall use its best efforts to cause its respective executive officers and directors to agree, that they will not make or publish any statement critical of the Executive, or in any way adversely affecting or otherwise maligning the Executive's reputation. The Executive agrees that he or she will not make or publish any statement critical of the Company, its affiliates and their respective executive officers and directors, or in any way adversely affecting or otherwise maligning the business or reputation of the Company, its affiliates and subsidiaries and their respective officers, directors and employees.

         8. ARBITRATION.

            (a) Except as provided in Section 5 hereof, any disputes or claims arising out of or concerning the Executive's employment or termination by the Company, whether arising under theories of liability or damages based upon contract, tort or statute, will be determined exclusively by arbitration before a single arbitrator in accordance with the employment arbitration rules of the American Arbitration Association, except as modified by this Agreement. The arbitrator's decision will be final and binding on both parties. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. In recognition of the fact that resolution of any disputes or claims in the courts is rarely timely or cost effective for either party, the Company and the Executive enter this mutual agreement to arbitrate in order to gain the benefits of a speedy, impartial and cost-effective dispute resolution procedure. The parties further intend that the arbitration hereunder be conducted in as confidential a manner as is practicable under the circumstances, and intend for the award to be confidential unless that confidentiality would frustrate the purpose of the arbitration or render the remedy awarded ineffective.

            (b)  Any arbitration will be held in Los Angeles, California.
The arbitrator must be an attorney with substantial experience in employment matters, selected by the parties alternately striking names from a list of five such persons provided by the American Arbitration Association (AAA) office located nearest to the place of employment, following a request by the party seeking arbitration for a list of five such attorneys with substantial professional experience in employment matters. If either party fails to strike names from the list, the arbitrator will be selected from the list by the other party.

            (c) Each party will have the right to take the deposition of one individual and any expert witness designated by the other party. Each party will also have the right to propound requests for production of documents to any party and the right to subpoena documents and witnesses for the arbitration. Additional discovery may be made only where the arbitrator selected so orders upon a showing of substantial need. The arbitrator will have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and will apply the standards governing such motions under the Federal Rules of Civil Procedure.

            (d) The Company and the Executive agree that they will attempt, and they intend that they and the arbitrator should use their best efforts in that attempt, to conclude the arbitration proceeding and have a final decision from the arbitrator within 120 days from the date of selection of the arbitrator; PROVIDED, HOWEVER, that the arbitrator will be entitled to extend such 120-day period for one additional 120-day period. The arbitrator will deliver a written award with respect to the dispute to each of the parties, who must promptly act in accordance therewith.

            (e) The Company will pay any and all reasonable fees and expenses incurred by the Executive in seeking to obtain or enforce any rights or benefits provided by this Agreement, including all reasonable attorneys' and experts' fees and expenses, accountants' fees and expenses, and court costs (if any) that may be incurred by the Executive in pursuing a claim for payment of compensation or benefits or other right or entitlement under this Agreement, provided that the Executive is successful as to material issues, resulting in an award of at least $100,000. In addition, the Company will pay without regard to the results of the arbitration all costs and fees not normally associated with a civil proceeding, such as any fees charged by the arbitrator or any room rental charges.

            (f) In a contractual claim under this Agreement, the arbitrator must act in accordance with the terms and provisions of this Agreement and applicable legal principles and will have no authority to add, delete or modify any term or provision of this Agreement. In addition, the arbitrator will have no authority to award punitive damages under any circumstances unless repudiating the arbitrator's authority to do so would cause this arbitration clause to be ruled ineffective under applicable law.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date it is last executed below by either party.




                                            TIMOTHY CHAMPION


                                            MAGNETEK, INC.


                                            By:_______________________
                                              Name:___________________
                                              Title:__________________